Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Samuel L. Neese

July 19, 2005

(276) 628-9181

Highlands Bankshares, Inc. Announces Stock Split

ABINGDON, VA -- Highlands Bankshares, Inc., the holding company for Highlands Union Bank, has announced that the Company’s Board of Directors has declared a two-for-one stock split with respect to shares of its common stock.  The stock split will be payable on September 9, 2005 to shareholders of record as of July 27, 2005.

“This stock split has been declared to show our appreciation for our shareholders’ continued support of the Company. We remain excited about the Company’s progress and performance,” said Samuel L. Neese, Chief Executive Officer.  As a result of the stock split, each of the Company’s shareholders will own twice as many shares.  After the stock split, there will be 5,288,568 shares of common stock outstanding.

Highlands Union Bank, headquartered in Abingdon, Virginia, began operations in 1985 and has offices in southwestern Virginia, northeastern Tennessee and northwestern North Carolina.  The Bank has eleven full service facilities and two loan production facilities and operates 31 off-site ATMs throughout these service areas.